UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

September 14 2009

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
COMMISSION FILE NO. 0-10176

BOOMERANG SYSTEMS, INC.

 (Exact Name of Registrant As Specified In Its Charter)

Delaware	22-2306487
(State or Other Jurisdiction of	(IRS Employer
Incorporation Or Organization)	Identification No.)

355 Madison Avenue
Morristown, NJ 07960

 (Address of Principal Executive Offices)

(973) 538-1194

 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3- Securities and Trading Markets

Item 3.02.   Unregistered Sale of Equity Securities

During the fourth quarter of fiscal 2008, we issued debt, which included $1,500,000 principal amount of the Company’s promissory notes due twelve months from issuance with interest accruing at the rate of 12% per annum payable currently at 1% per month. Issued with the promissory notes are five-year common stock purchase warrants exercisable at $1.25 per share to purchase an aggregate of 1,500,000 shares of Common Stock, or one warrant for each $1.00 of notes purchased. In the event the promissory notes, and any accrued but unpaid interest are not paid at maturity, the holder of the notes will be issued additional five-year common stock purchase warrants exercisable at a per common share exercise price equal to 80% of the average of the last sale prices for the Company’s Common Stock during the most recent ten trading days prior to the date of issuance of the warrants and, in the event last sale prices are unavailable for a full ten trading days, such additional number of trading days immediately prior to such ten trading day period so as to total the most recent ten trading days during which last sale prices are available. The warrants will be issued at the rate of warrants to purchase 1.5 shares for each dollar of principal and accrued interest that remains unpaid for each 30-day period after maturity of the notes.

The Company has decided to allocate its resources to research and development and therefore will extend the due date of the principal and interest due on the August 2008 Promissory Notes until such time that the Company generates sufficient cash flow to meet these obligations.  Accordingly, the Company will issue the Post-Maturity Warrants commencing with August 2009.

Section 5- Corporate Governance and Management

Item 5.03.  Amendments to Articles of Incorporation, Bylaws; Changes in Fiscal Year

A Certificate of Amendment effecting an increase in our authorized shares of Common Stock to 100,000,000 from 35,000,000

All of such filings were effective upon filing.
Information relating to the foregoing is included in our Schedule 14C and was previously reported and is included herein by incorporation by reference.

Section 9- Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(a)	Exhibits

3.01	Certificate of Amendment filed September 3, 2009 effecting an increase in our authorized shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BOOMERANG SYSTEMS, INC.

Dated: September 14, 2009	By: /s/ Joseph R. Bellantoni
Joseph R. Bellantoni
Chief Financial Officer